Exhibit 99.3

Termination of Aircraft Dry Lease Arrangements
March 31, 2009

Ms. Mary Ignell

Ryan Enterprises, LLC

150 North Michigan Avenue

Chicago, IL  60601

Re:	Termination of Aircraft Dry Lease Arrangements between Aon Corporation and each of 17AN Leasing, LLC and Globe Leasing, Inc.

Ladies and Gentlemen:

Reference is hereby made to:  (i) that certain Aircraft Dry Lease made effective as of December 19, 2003 (the “17AN Dry Lease”), by and between 17AN Leasing, LLC (“17AN”) and Aon Corporation (“Aon”); and (ii) that certain Aircraft Dry Lease made effective as of December 19, 2007 (the “Globe Dry Lease”), by and between Globe Leasing, Inc. (“Globe”) and Aon.

Each of Aon and 17AN wish to terminate the 17AN Dry Lease, and each of Aon and Globe wish to terminate the Globe Dry Lease.  With respect to the 17AN Dry Lease, each of 17AN and Aon hereby agree that the 17AN Dry Lease and all obligations thereunder are terminated effective as of March 31, 2009.  With respect to the Globe Dry Lease, each of Globe and Aon hereby agree that the Globe Dry Lease and all obligations thereunder are terminated effective as of March 31, 2009.

Very truly yours,

AON CORPORATION

By:	/s/ Richard E. Barry
Name: Richard E. Barry
Title: Vice President

17AN LEASING, LLC

By:	/s/ Mary Ignell
Name: Mary Ignell
Title: Secretary

GLOBE LEASING, INC.

By:	/s/ Mary Ignell
Name: Mary Ignell
Title: Vice President